Exhibit 23.1

CONSENT

We hereby consent to the incorporation of our reserve reports by reference in this Registration Statement on Form S-1 of Petrosearch Energy Corporation filed in August, 2008 which includes our name and information regarding our review of the reserve estimates of Petrosearch Energy Corporation as of December 31, 2007.

/s/ McCartney Engineering, LLC
McCartney Engineering, LLC
Consulting Petroleum Engineers

Wheat Ridge, CO
August 5, 2008